UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2008
PLEXUS CORP.

(Exact name of registrant as specified in its charter)

Wisconsin	000-14824	39-1344447

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

55 Jewelers Park Drive, Neenah, Wisconsin		54957-0156

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code:
(920) 722-3451
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement
     In connection with the recapitalization transactions discussed in Item 8.01 below, on February 25, 2008, Plexus Corp. entered into two accelerated stock repurchase (“ASR”) agreements with Morgan Stanley & Co. Incorporated to repurchase $100 million of its common stock. The Company paid Morgan Stanley $100 million on February 26, 2008, in exchange for a variable number of shares; Morgan Stanley delivered an initial 2,193,944 shares to the Company on the same date.
     The final, total number of shares to be repurchased under the ASR agreements will be based generally on the volume-weighted average share price of the Company’s common stock during the term of the agreements. Purchases under one of the ASR agreements are subject to collar provisions that will establish minimum and maximum numbers of shares based on the average price at which Morgan Stanley purchases shares over an initial hedge period to establish its hedge position (the "Initial Hedge Period Reference Price"). ASR program repurchases totaling $50 million will be effected under the collar agreement. The minimum and maximum numbers of shares that the Company will repurchase pursuant to the collar agreement will not be known until conclusion of the hedge period, which is expected to occur late in the second quarter of fiscal 2008, at which time there will be a cap price equal to 110% of the Initial Hedge Period Reference Price, and a floor price equal to 96% of the Initial Hedge Period Reference Price. The remaining $50 million of the ASR program will not be subject to collar provisions. The Company expects all ASR program purchases to be completed by the end of the third quarter of fiscal 2008, although the completion date of share repurchases under the ASR program may be accelerated at the option of Morgan Stanley. The actual number of shares repurchased will be determined at the completion of the ASR program.
     The letter agreements with Morgan Stanley, each dated February 25, 2008, contain the principal terms and provisions governing the ASR program including, but not limited to, the mechanism used to determine the amount of shares that will be delivered by Morgan Stanley to the Company, the required timing of delivery of the shares, the specific circumstances under which Morgan Stanley is permitted to make adjustments to valuation periods, the specific circumstances under which the ASR program may be terminated early and various acknowledgements, representations and warranties made by the Company and Morgan Stanley to one another, including representations related to Rule 10b5-1 and intended compliance with the Rule 10b-18 volume and timing guidelines. The agreements are filed as Exhibits 10.1 and 10.2 hereto and are incorporated herein by reference.
     Morgan Stanley and its affiliates have performed, and may in the future perform, various commercial banking and other financial advisory services for the Company and its subsidiaries for which they have received, and will receive, customary fees and expenses.

Item 8.01	Other Events
     On February 25, 2008, the Company announced approval by its Board of Directors of a financial recapitalization of the Company under which the Company plans to enter into a $150 million long-term debt facility and has initiated a share repurchase program to repurchase up to $200 million of its common stock.

     In addition to the ASR agreements discussed in Item 1.01, the Company intends to effect the remaining $100 million of share repurchases in the open market and expects to complete these repurchases by the end of calendar 2008, although the Company does not have a schedule or commitment for the repurchase of these additional shares. This new repurchase authorization replaces the Company’s existing authorization to repurchase up to $25 million in common stock.
     The Company intends to fund the share repurchase program with existing cash and new long-term debt of $150 million. BMO Capital Markets is acting as Lead Arranger for a committed, 5-year Senior Unsecured Term Loan. The interest rate on this loan will be based on a spread over LIBOR. This borrowing transaction is expected to close by the end of the Company’s fiscal second quarter, subject to entry into definitive lending agreements.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description

10.1	Letter Agreement regarding Fixed Dollar Collared Accelerated Share Repurchase Transaction dated February 25, 2008, between the Company and Morgan Stanley & Co. Incorporated.

10.2	Letter Agreement regarding Fixed Dollar Accelerated Share Repurchase Transaction dated February 25, 2008, between the Company and Morgan Stanley & Co. Incorporated.
* * * * *

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 27, 2008	PLEXUS CORP. (Registrant)
	By:	/s/ Ginger M. Jones
Ginger M. Jones
Vice President and Chief Financial Officer

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